Southwest Iowa Renewable Energy, LLC Announces Third Quarter Results for Fiscal 2014

Council Bluffs, Iowa ----- August 13, 2014. Southwest Iowa Renewable Energy, LLC (“ SIRE ”) announced its unaudited financial results for the three and nine months ended June 30, 2014.

Results for the Third Quarter of Fiscal 2014

	Three Months Ended (000's)	Nine months ended (000's)
Net Income	$5,560	$35,569
Operating Income	$17,768	$51,746
Modified EBITDA	$23,972	$63,113
Debt Payments	$38,794	$59,097

SIRE reported net income of $5.6 million or $421.05 per basic unit for the three months ended June 30, 2014, compared to a net income of $1.5 million or $114.24 per basic unit for the three months ended June 30, 2013. SIRE reported net income of $35.6 million or $2,701.99 per basic unit for the nine months ended June 30, 2014, compared to a net loss of $(9.6) million or $(731.11) per basic unit for the nine months ended June 30, 2013.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, unrealized hedging gains and losses and loss from debt extinguishment was $63.1 million for the nine months ended June 30, 2014, compared to $10.0 million for the nine months ended June 30, 2013.

SIRE had $3.5 million in cash and cash equivalents and $26.0 million available under revolving loan agreements, for total cash and available borrowings of $29.5 million at June 30, 2014. The cash flow from operating activities was $52.4 million compared to $4.6 million for the nine months ended June 30, 2014 and 2013, respectively.

In July, SIRE announced the completion of a $66.0 million Senior Credit Agreement with Farm Credit Services of America and CoBank, with the proceeds used to refinance senior bank debt.  The Credit Agreement provides SIRE with a term loan of $30 million and a revolving term loan of $36 million.  Interest rate on the Credit Agreement was reduced from 6.0% to LIBOR plus 3.35%.

SIRE also completed a $26.2 million Subordinated Debt offering, with the interest rate reduced from LIBOR plus 7.5% to LIBOR plus 6.25%.  The proceeds of the Subordinated Debt were used to refinance the remaining balance of Subordinated Debt previously outstanding.  Prior to completing this offering, SIRE also paid a total of $26.8 million to its subordinated lenders.

As part of amending and restating the Subordinated Debt agreements, SIRE was required to evaluate the change under very specific debt modification accounting guidance for an instrument with an embedded conversion feature. As a result, SIRE determined an "extinguishment" occurred, which required determination of the fair value of the related debt. SIRE determined that the Subordinated Debt fair value exceeded the face value by approximately $10.1 million due to the substantial premium contained in the conversion feature, requiring the Company to report a "loss from debt extinguishment". An equal offset to this "loss" was reflected as an increase to members’ equity with the debt remaining at face value. Therefore, this transaction had no impact on cash, working capital, or equity.

SIRE considers the $10.1 million loss from debt extinguishment to be a one-time event, and does not anticipate re-valuing the debt in the future.
Brian Cahill, SIRE's President and CEO stated, "This third quarter of Fiscal 2014 was monumental for SIRE! Our profit was excellent, and as we reported earlier, we completed our bank debt refinancing, paid down over half of our subdebt, and renewed the remainder, all at good terms."
"During this third quarter, we continued to see some of the best margins in the history of the company, continuing the trend of the past few quarters. We were able to continue operating at full capacity nearly every day, capitalizing not only on our ability to manage our railcar fleet during the winter storms that caused many delays and slowdowns, but also on our dual-powering, as we utilized our steam line the majority of the second and third quarters, avoiding the higher prices and curtailments for natural gas that others in the industry experienced. We did have a weather problem in June, when heavy rain caused damage to our steam line, taking it out of service through the summer. Fortunately, gas prices have returned to a reasonable level, and has not affected our profitability"

"Our book value per share has now surpassed $6,591 per unit," continued Cahill, "with $2,702 per unit profit through these first three quarters."

During the third quarter of Fiscal 2014, SIRE sold 28.6 million gallons of ethanol, and has sold 89.3 million gallons during these first three quarters of Fiscal 2014. Cahill commented: "Transportation and the rail situation continue to be a challenge, for us as well as the ethanol industry. We continue to focus on running the plant at full capacity when possible, with a balance of optimizing the yield and profit."

About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 125 million gallon-per-year ethanol plant. SIRE began producing ethanol in February 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “ 1995 Act ” ).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Statements of Operations (Unaudited) (Dollars in thousands except for net income (loss) per unit)
	For the three months ended		For the nine months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Revenues	$88,158	$94,472	$251,315	$247,996
Cost of Goods Sold
Cost of goods sold-non hedging	65,841	92,069	190,326	247,195
Realized & unrealized hedging (gains) losses	3,205	(2,336)	5,542	443
	69,046	89,733	195,868	247,638
Gross Margin	19,112	4,739	55,447	358
General and administrative expenses	1,344	942	3,701	2,930
Operating Income (Loss)	17,768	3,797	51,746	(2,572)
Interest expense and other income, net	2,080	2,296	6,049	7,034
Loss from debt extinguishment	10,128	—	10,128	—
Net Income (Loss)	$5,560	$1,501	$35,569	$(9,606)
Weighted average units outstanding - basic	13,205	13,139	13,164	13,139
Weighted average units outstanding - diluted	25,234	29,375	25,424	13,139
Income (loss) per unit - basic	$421.05	$114.24	$2,701.99	$(731.11)
Income (loss) per unit - diluted	$247.52	$83.71	$1,483.44	$(731.11)

Modified EBITDA
Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of Net Income (Loss) to Modified EBITDA for the periods indicated:

	Three months ended		Nine months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	in 000's	in 000's	in 000's	in 000's
EBITDA
Net Income (Loss)	$5,560	$1,501	$35,569	$(9,606)
Interest Expense, Net	2,090	2,314	6,078	7,084
Depreciation	2,874	2,849	8,601	8,546
EBITDA	10,524	6,664	50,248	6,024

Unrealized Hedging Loss	3,320	535	2,737	3,985
Loss from debt extinguishment	10,128	—	10,128	—
Modified EBITDA	$23,972	$7,199	$63,113	$10,009
Modified EBITDA per unit - basic	$1,815.37	$547.91	$4,794.36	$761.78

Statistical Information

	For the three months ended (000's of Dollars)		For the nine months ended (000's of Dollars)
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Ethanol	$68,367	$72,203	$193,221	$184,953
Distiller's Grains	$16,580	$19,460	$49,496	$55,045
Corn Oil	$2,864	$2,140	$7,609	$6,102
Other	$347	$669	$989	$1,896

Condensed Balance Sheets
(Dollars in thousands)

	June 30, 2014	September 30, 2013
	(Unaudited)
Assets
Current Assets
Cash and restricted cash	$3,808	$12,740
Accounts receivable	10,244	11,163
Inventory	12,803	8,445
Other current assets	1,733	1,205
Total Current Assets	28,588	33,553
Net property and equipment	136,598	143,184
Other assets	1,676	1,689
Total Assets	$166,862	$178,426

Liabilities and Members' Equity
Current Liabilities
Accounts payable and accrued expenses	12,223	12,330
Current maturities of notes payable	4,523	123,887
Total Current Liabilities	16,746	136,217
Total Long Term Liabilities	62,273	612
Total Members' Equity	87,843	41,597
Total Liabilities and Members' Equity	$166,862	$178,426

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392